Exhibit 21.1

SUBSIDIARIES OF MEMORIAL PRODUCTION PARTNERS LP

Name	Jurisdiction
Memorial Production Operating LLC	Delaware
Columbus Energy, LLC	Delaware
ETX I LLC	Delaware